                                                                   EXHIBIT 10.25



                               TABLE OF CONTENTS

 1.  DEFINITION OF TERMS.                                                       1

 2.  DELIVERY OF SOFTWARE FOR INTERNAL USE AND ASSISTANCE                       2

 3.  CUSTOM ENHANCEMENTS BY FLEXI                                               3

 4.  SOFTWARE SUPPORT; MAINTENANCE; ERROR CORRECTION; AND SOURCE CODE BY
     FLEXI                                                                      5

 5.  RESPONSIBILITIES OF ESI                                                    6

 6.  DISTRIBUTION, MARKETING AND CLIENT SUPPORT ARRANGEMENTS                    8

 7.  OWNERSHIP                                                                  9

 8.  FLEXI LICENSE GRANT                                                       11

 9.  PAYMENTS AND ROYALTIES                                                    14

10.  WARRANTIES OF FLEXI                                                       17

11.  INDEMNIFICATION                                                           18

12.  CONFIDENTIAL INFORMATION; NON-SOLICITATION                                19

13.  FREEDOM OF INDEPENDENT DEVELOPMENT                                        20

14.  TERM AND TERMINATION                                                      20

15.  REMEDIES                                                                  21

16.  ARBITRATION                                                               22

17.  NOTICES                                                                   23

18.  GENERAL                                                                   23
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                                      ii
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             DEVELOPMENT, TECHNOLOGY AND SOFTWARE LICENSE AGREEMENT

THIS AGREEMENT, (this "Agreement"), made and entered into this 22 day of March
1996 by and between Enterprise Systems, Inc., ("ESI") a Delaware corporation with offices at 1400 South Wolf Road, Wheeling, IL 60090-6524 and
FlexiInternational Software, Inc. ("FLEXI"), a Delaware corporation with its principal offices at Two Enterprise Drive, Shelton, CT 06484.

                                  WITNESSETH:

WHEREAS, FLEXI is the author of, or has acquired the rights to, certain computer programs, documentation, and other related written materials, and ESI desires to acquire a right and license to use and market such programs and materials under the terms and conditions set forth herein; and WHEREAS, FLEXI is willing to grant such rights and licenses and is further willing to prepare certain enhancements and additions to the existing computer programs, documentation, and other related written materials, as a valuable addition to such programs and materials, on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound, the parties hereby agree as follows:

DEFINITION OF TERMS.
The definition of terms set forth in this Section 1 shall apply in this Agreement (in addition to terms expressly defined elsewhere herein) including any and all exhibits, addenda, and amendments made to or incorporated herein now or in the future:

     "Acceptance." FlexiFinancials (with a subset of the agreed upon FLEXIEnhancements as provided in Section 3.1.1) substantially conforms with the FLEXIEnhancements specifications as provided in Exhibit
          3.1.1.

     "Code."  Computer programming code.

     "Documentation." All customary end-user materials, such as user manuals and such other textual material relating to FlexiFinancials.

     "Early Adopter License(s)."  End User License(s) granted prior to
          Acceptance of FlexiFinancials.

     "End User License." An ESI Software License Agreement containing the same or similar provisions and/or agreements for sublicensing for ESI products as represented in Exhibit 0a, but in no event shall such agreements fail to include the applicable "Restricted Rights" clause nor the restrictions less than those contained in Exhibit 0b and those other restrictions as are otherwise reasonably requested by FLEXI.

     "End User."  A Health Care Entity that receives an End User License from
          ESI to use ESiFinancials or FlexiFinancials for such users own in-house use and for the processing of its own financial data, and not for the processing of financial data for another entity, resale or further sublicensing.

     "Enhancements."  Changes or additions (other than Maintenance
          Modifications), including all new releases, made by FLEXI to FlexiFinancials that add significant new functions or substantially improve the performance of FlexiFinancials by changes in system design or coding and related FlexiFinancials Documentation.

     "Error."  A conflict between FlexiFinancials and FlexiFinancials
          Documentation, or FLEXIEnhancements and FLEXIEnhancements specifications, and such conflict is reproduced by FLEXI.

     "ESiFinancials." A combination of FlexiFinancials and the ESiModifications, if any.

     "ESiFinancials Documentation." All documentation and related materials for ESiFinancials.

     "ESiModifications." ESI changes to FlexiFinancials that amend, alter, supplement, add, remove or enhance certain features and functionality of FlexiFinancials for ESiFinancials.

     "Executable Code."  Machine readable form of the Code.

     "FlexiFinancials Documentation."  All FLEXI prepared and delivered
          Documentation.

     "FlexiFinancials." The existing Executable Code of the modules specified in Exhibit 0 (including all subsequent updates, and revisions (other than Enhancements thereto) during the term of this Agreement) and the FLEXIEnhancements.

     "FLEXIEnhancements." FLEXI and ESI agreed upon changes to FlexiFinancials, which changes amend, alter, supplement, add, remove or enhance certain features and functionality of FlexiFinancials.

     "FlexiTemplates." The templates specified in Exhibit 1.16 (including all subsequent updates, and revisions (other than Enhancements thereto) during the term of this Agreement).

     "FlexiTools." Certain FLEXI development tools specified in Exhibit 0, including certain Source Code of FlexiFinancials as determined necessary in FLEXI's sole discretion.

     "Health Care Entity." A person (natural or otherwise) that operates solely within the Health Care Industry.

     "Health Care Industry." The institutions and businesses (or a subsidiary or division thereof) that are primarily in the business of directly providing patient care such as acute care hospitals, long term care facilities, home care, community health services, ambulatory services and other patient care support and ancillary services such as laboratories, but excluding insurance companies, pharmaceutical companies, and suppliers of services or goods to patient care facilities, but including any businesses that wish to directly utilize ESiFinancials in providing outsourcing services (with accounting services incidental to the outsource contract) to the aforementioned organizations providing patient care, providing such organizations do not use ESiFinancials for the processing of its own in-house data nor make ESiFinancials available to service bureaus or time share clients.

     "Interface." Code that operates solely as a link or interface between ESiFinancials and ESi's products identified in Exhibit 0.

     "Maintenance Modifications." Modifications or revisions to FlexiFinancials or FlexiFinancials Documentation, other than Enhancements or FLEXIEnhancements, that correct Errors, support new releases or provide other updates and corrections.

     "Object Code." Code output by a compiler or translator, and corresponding to Source Code.

     "Source Code." Human readable form of the Code, including all comments and procedural code, if any.

     "Third Party Software." The computer software enumerated in Exhibit 1.24 as developed, marketed, distributed, and licensed by third party software publishers.

     "Trademarks." The marks of FLEXI enumerated in Exhibit 1.25 that are licensed to ESI as provided in Section 8.1.3, and such other marks as are used by FLEXI on or in relation to FlexiFinancials at any time during this Agreement.

DELIVERY OF SOFTWARE FOR INTERNAL USE AND ASSISTANCE

     Subject to the terms and conditions of this Agreement, FLEXI shall deliver the FlexiTools and FlexiFinancials modules (without FLEXIEnhancements) and Documentation as enumerated in Exhibit 0a. FLEXI shall also provide to ESI two (2) print copies of the Documentation. Subject to the FLEXI Pre-Release Agreement attached hereto in Exhibit 2.1b, FLEXI may deliver pre-released versions of FlexiFinancials and FlexiFinancials Documentation as such versions become available to FLEXI licensees.

     Upon the initial delivery of FlexiFinancials, FLEXI shall provide to ESI the assistance specified in Exhibit 0 (excluding assistance for internal use as specified in Section 8.1.1.1, which assistance shall be on such terms and conditions as mutually agreed by the parties) at a mutually agreeable time and place. FLEXI may also provide such other services as mutually agreed by the parties. ESI agrees to pay for all reasonable out-of-pocket expenses, and travel, meals and lodging expenses incurred by FLEXI, but in no event shall ESi be required to reimburse FLEXI for travel, meals and lodging expenses in excess of $25,000 for the services specifically enumerated in Exhibit 0 unless the parties agree otherwise.

CUSTOM ENHANCEMENTS BY FLEXI

     Custom Enhancements of FlexiFinancials.

          FLEXI and ESi agree to cooperate with each other and complete the specifications of FLEXIEnhancements no later than April 30, 1996. On or before May 15, 1996, FLEXI shall propose in good faith a subset of the FLEXIEnhancement and ESi shall consent to the proposed subset of FLEXIEnhancements, which consent shall not be unreasonably withheld, that FLEXI shall deliver to ESi as provided herein.
                 FLEXI shall enhance FlexiFinancials and shall develop and incorporate the agreed upon subset of FLEXIEnhancements described in Exhibit 3.1.1 and shall use commercially reasonable efforts to deliver FlexiFinancials (with such
                 FLEXIEnhancements) in substantial conformity with the described FLEXIEnhancement specifications on or before October 1, 1996. FLEXI agrees to use reasonable efforts to deliver the remaining
                 FLEXIEnhancements as part of its first year commitment of development resources as provided in
                 Section 4.2.1 of the Maintenance Plan unless directed otherwise in writing by ESi.
                 FlexiFinancials and FlexiTools shall be recorded on or embodied in such suitable medium as mutually agreed by the parties. FLEXI also agrees to deliver Documentation for such FLEXIEnhancements to the extent such enhancements shall be incorporated within the generally available version of FlexiFinancials for sublicensing to FLEXI licensees by FLEXI and its representatives and agents. To the extent such enhancements are omitted from the Documentation, FLEXI shall provide materials in order for ESi to draft the applicable documentation. FLEXI, in its own discretion, shall determine the manner and means for developing the FLEXIEnhancements and preparing the Documentation, which includes the
                 FLEXIEnhancements, as provided above.

          In the event FLEXI fails to deliver any FlexiFinancials (with the agreed upon subset of FLEXIEnhancements) or not substantially deliver the agreed upon FLEXIEnhancements on or before October 1, 1996, ESi may request upon Acceptance a credit of $10,000 per month for each full calendar month of delay not to exceed three (3) months.

                 Should FLEXI not deliver any of the agreed upon
                         FLEXIEnhancements within 120 days after October 1, 1996, January 28, 1997 ("Trigger Date"), ESi may terminate this Agreement with no further obligations between the parties, except those provisions that survive termination. Upon such termination, ESi shall receive a full refund of the Royalty Payments and the Payments and Exclusivity Payments provided in Sections
                         9.1 and 9.3, to the extent such payments have been made to FLEXI

                 Should FLEXI not substantially deliver the agreed upon
                         FLEXIEnhancements within 120 days after October 1, 1996, January 29, 1997 ("Trigger Date"), ESi may terminate this Agreement with no further obligations between the parties, except those provisions that survive termination. Upon such termination, ESi shall receive a full refund of the Royalty

                     Payments and the Payments and Exclusivity Payments provided in Sections 9.1 and 9.3, to the extent such payments have been made to FLEXI less $150,000.

               Section 3.1.2.1 and Section 3.1.2.2 state the entire liability of
                     FLEXI with respect to FLEXI's failure to deliver the FLEXIEnhancements as provided in Section 3.1.1.

          It is understood and agreed that changes to the agreed upon specifications subset of FLEXIEnhancements, or any changes to the specifications for FLEXIEnhancements, or any additional work not specified, or follow-on work shall be made only upon written agreement as provided in Section 0, which shall result in the expiration of ESi's option to terminate this Agreement as provided in Section 3.1.2.1 and Section 3.1.2.2. In addition, ESi's failure to notify FLEXI in writing of its exercise of the option to terminate this Agreement as provided in Section 3.1.2.1 and Section 3.1.2.2 within thirty
                   (30) business days after the Trigger Date shall result in ESi's waiver of its option to terminate as provided in
                   Section 3.1.2.1 and Section 3.1.2.2 and such termination option shall expire. Upon expiration or termination of ESi's option to terminate this Agreement as provided in Section
                   3.1.2.1 and Section 3.1.2.2, ESi's sole and exclusive remedy shall be as for FLEXI to correct Errors as provided in
                   Section 3.3.

     Progress Review; Acceptance FLEXIEnhancements. During the development of the FLEXIEnhancements under this Agreement, ESI and FLEXI shall meet as mutually agreed at the offices of FLEXI to assess progress on FLEXIEnhancements. Within thirty (30) days of delivery of the agreed upon subset of FLEXIEnhancements to ESi, or sixty (60) days thereafter if ESi delivers FlexiFinancials containing FLEXIEnhancements to an End User prior to the end of the thirty (30) day period, ESI shall determine in good faith whether or not there is Acceptance of FlexiFinancials containing FLEXIEnhancements.
             ESi shall notify FLEXI of its Acceptance or rejection due to Errors of FlexiFinancials as provided in Exhibit 3.1.1;
             should ESI fail to notify FLEXI of its Acceptance on or before the end of such period, FlexiFinancials containing FLEXIEnhancements shall be deemed accepted. Should ESi reject FlexiFinancials, ESi shall provide a report describing in detail the basis for such rejection and providing information in order for FLEXI to reproduce the Error(s) in the FLEXIEnhancements. Upon request, ESi shall provide such additional information for FLEXI to reproduce such Errors. Failure to provide information or FLEXI's failure to reproduce such Errors shall result in the Acceptance of FlexiFinancials. Upon FLEXI's confirmation of Errors, ESi's sole and exclusive remedy shall be for FLEXI to correct such Errors as provided in Section 3.3.

     Joint Testing; Correction of Error. ESi shall use commercially reasonable efforts to test the delivered FLEXIEnhancements as incorporated within FlexiFinancials at ESi's headquarters or at FLEXI's headquarters. FLEXI shall use commercially reasonable efforts to correct in a timely manner material Errors identified during such testing as provided in Section 4.3.

     Enhancements.

             Additional FLEXIEnhancements.  FLEXI shall prepare and develop additional FLEXIEnhancements ("Additional
                   FLEXIEnhancements") to FlexiFinancials as mutually agreed by FLEXI and ESi. To the extent such enhancements are not prepared as part of FLEXI's development resource commitment specified in Section 4.2.1, FLEXI shall propose reasonable additional compensation for such enhancements.

          General Enhancements; Extra Cost Options. FLEXI shall advise ESi as to its plans for preparation of any General Enhancements, which shall mean Enhancements prepared and/or licensed for additional compensation ("Extra Cost Options") or prepared and/or licensed for no additional compensation to existing FLEXI licensees. Upon request, FLEXI shall deliver to ESi General Enhancements prepared and licensed for no additional compensation to existing FLEXI licensees. If ESi elects to obtain Extra Cost Options, FLEXI shall propose reasonable additional compensation for such enhancements.

          ESi and FLEXI agree to modify this Agreement to reflect the parties' understanding with respect to General Enhancements or Additional FLEXIEnhancements. Upon such modification of this Agreement, the General Enhancements or Additional FLEXIEnhancements shall become part of FlexiFinancials and FlexiFinancials Documentation. Under no circumstances shall FLEXI be obligated to undertake any Extra Cost Options or Additional FLEXIEnhancements without a written agreement between the parties.

SOFTWARE SUPPORT; MAINTENANCE; ERROR CORRECTION; AND SOURCE CODE BY FLEXI

     Launch Support. During calendar year 1996, FLEXI agrees to provide ESI with technical support and classroom training (on a periodic basis) as provided in Exhibit 0 for ESi's pre-sales, post-sales, and technical support staff consistent with FLEXI's professional service policy for ESi's preparation, launch, and support of ESiFinancials. If such location is other than FLEXI's Shelton, Connecticut facility, then ESI shall reimburse FLEXI for all out-of-pocket expenses, including reasonable travel and lodging expenses subject to the limitation in
          Section 0. ESi understands and agrees that FLEXI's support of End Users or in support of ESi in connection with ESi prospects shall not be subject to the limitation in established in Section 0.

     Support and Maintenance. Provided ESI is current with all its obligations during the term of this Agreement, FLEXI shall designate a project manager and technical support specialist to work with ESi and provide Support and Maintenance, and Error Correction Services, as defined herein, (together, "Maintenance Plan"). The Maintenance Plan provides ESI with Maintenance Modifications and all reasonable and necessary technical support respecting the current release of FlexiFinancials, and the previous release of such software for twelve
          (12) months after the date on which the current release is generally available ("Supported Release"). Maintenance Plan support shall occur during FLEXI's regular business hours, excluding holidays, and after regular business hours and during holidays through FLEXI's "on-call beeper" service.

          Development Resource Commitment.  Pursuant to the Maintenance Plan,
               FLEXI agrees to provide at no additional cost during the first calendar year following Acceptance twenty (20) man-weeks of development resources for the FLEXIEnhancements not scheduled for delivery on or before October 1, 1996 or Additional FLEXIEnhancements that are requested by ESi and mutually agreed upon by the parties, subject in both instances to FLEXI's development methodology and development schedules. During the second calendar year following Acceptance, FLEXI agrees to provide twenty (20) man-weeks of development resources for Additional FLEXIEnhancements, subject to FLEXI's development methodology and development schedules and ESi agrees to pay to FLEXI at least $41,000, which payment may be based upon a credit for any Maintenance and Enhancement Fees paid pursuant to Section
               9.10.2 in the second year. For the third and fourth calendar year, to the extent ESi paid to FLEXI at least $41,000 in Maintenance and Enhancement Fees, FLEXI agrees to provide ESi twenty (20) man-weeks of development resources during each such year for Additional FLEXIEnhancements and, an additional man-week of

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

                              development resources not to exceed fifty (50) man-weeks for each $10,000 in Maintenance and Enhancement Fees in excess of $41,000, subject to FLEXI's development methodology and development schedules.

     Error Correction Services.  Subject to Section 4.2, should there occur an
                    Error in FlexiFinancials during the term of this Agreement, and ESI notifies FLEXI in writing of the Error in sufficient detail for FLEXI to reproduce such Error, FLEXI shall provide at FLEXI's expense commercially reasonable correction services to resolve the Error ("Error Correction Services"), provided the Error is not the result of any change or modifications in FlexiFinancials made by ESI or any of its End-Users. FLEXI may furnish Error Correction Services in any format that resolves the Error, including, but not limited to, Product Temporary Fix ("PTF") format, until such time as such correction can be conveniently incorporated into the generally available release of FlexiFinancials or the associated documentation.

     Source Code Escrow.  FLEXI agrees to deposit a copy of the Source Code of
                    FlexiFinancials with an escrow agent ("Escrow Agent") and agrees to notify ESI of the Escrow Agent. FLEXI shall update the Source Code with each Release as designated by FLEXI and maintain such release in escrow.

                    In the event (a) FLEXI has filed a petition in bankruptcy, or has made a general assignment for the benefit of creditors or has had a receiver appointed for all or substantially all of its business, or has been liquidated or dissolved, (b) the institution of bankruptcy, receivership, insolvency, reorganization or other similar proceedings against FLEXI under the Federal Bankruptcy Code or any state court receivership proceedings, if such proceedings have not been dismissed or discharged within ninety (90) days after they are instituted, or (c) a final adjudication of FLEXI as bankrupt and, in each such case, FLEXI (its successor and assigns) fails to continue to support the then current release of the FlexiFinancials, ESI will, upon payment of the duplication cost and other handling charges of the Escrow Agent, be entitled to obtain a copy of the Source Code of FlexiFinancials from the Escrow Agent as long as ESI is current with all its obligations to FLEXI and licensed to use said release of FlexiFinancials. ESI will, however, only use the Source Code of FlexiFinancials to maintain ESiFinancials as provided in this Agreement.

                    Attached hereto in Exhibit 4.4.2 is a form of escrow
                              agreement, "Preferred Escrow Agreement," to be executed by Data Securities International, Inc., FLEXI's Escrow Agent, and FLEXI and ESi. Licensee understands that the Preferred Escrow Agreement is subject to the approval of the Escrow Agent. ESi agrees to pay all fees and reasonable expenses of the Escrow Agent imposed upon FLEXI in connection with the Preferred Escrow Agreement or substitute thereto. It is FLEXI's understanding that the Escrow Agent's current fees are $2,300 with a renewal fee on each anniversary of $1,300 and that the Escrow Agent's current facility for notices and deposit materials is: Data Securities International, Inc., 9555 Chesapeake Drive, Suite 200, San Diego, CA 92123. ESi understands and agrees that such fees are subject to determination by the Escrow Agent."

RESPONSIBILITIES OF ESI

     Development Assistance.  ESI shall provide to FLEXI certain information and software as determined by the parties and all other information and technical support that is necessary for FLEXI to create and maintain FLEXIEnhancements ("ESI Information"). ESI shall deliver to FLEXI ESI Information in a form mutually agreed upon by the parties. A listing of such ESI Information shall be provided to FLEXI upon the delivery of such information and incorporated by reference as Exhibit 0. After delivery of

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          FlexiFinancials, FLEXI shall retain copies of the ESI Information while this Agreement is in effect, for use in the maintenance of FlexiFinancials as provided pursuant to Section O. FLEXI shall return to ESI or destroy all copies of such ESI Information as long as ESI and FLEXI have no further continuing obligations as provided in Section O (except such information provided to FLEXI under normal commercial terms and conditions) upon termination of this Agreement.

     Dedicated Client Workstation. During the term of this Agreement, ESI shall dedicate a client workstation as reasonably specified by FLEXI solely for use for FlexiFinancials and ESiFinancials. ESI acknowledges and agrees that FLEXI may provide technical support and perform other services for ESI through the dedicated client workstation (or through such other means as the parties mutually agree) and, therefore, access to FlexiFinancials or ESiFinancials as the case may be through the dedicated client workstation and telecommunications facilities must be maintained. Should ESI fail to maintain such dedicated client workstation or telecommunications facilities access, FLEXI may impose additional fees for technical support.

     Designated ESI Personnel. ESI shall designate an ESI project manager and technical support specialist at its own expense to work with FLEXI in determining the specifications and test criteria, and to work with FLEXI during the course of the development of the FLEXIEnhancements. From time to time and as agreed by the parties, ESI further agrees to provide such other staff at its own expense to assist FLEXI. Notwithstanding ESi's assistance, FLEXI shall retain responsibility for overall project management resulting in the development of the FLEXIEnhancements and FlexiFinancials.

     ESI Accounting for Royalties; Reporting. ESI shall maintain detailed and accurate records with respect to License-Related Gross Revenues and such other revenue that is the basis for payments to FLEXI and shall pay to FLEXI royalties as set forth in Section O. ESI shall within thirty (30) days after the end of each calendar month send to FLEXI a statement identifying the End User and showing the number of copies of ESiFinancials, FlexiFinancials, and Third Party Software licensed by it during that month, the License-Related Gross Revenues of such licenses as invoiced by FLEXI, and the Royalty Payments in respect of such sales and Support Fees and Maintenance and Enhancement Fees to which FLEXI is entitled pursuant to Section O and Section 9.10 hereof. ESI shall keep separate and accurate records in respect of all licenses of the ESiFinancials, FlexiFinancials, and Third Party Software made by it during the term of this Agreement and for three
          (3) years thereafter, and shall permit FLEXI or its authorized agent to inspect all such records and make copies thereof for FLEXI's own use as provided in Section O hereof.

     Inspection and Audit. FLEXI, or any agent authorized by FLEXI, shall have the right at all reasonable times upon seven (7) days prior written notice, and in any event no more than semiannually (or as often as FLEXI determines necessary if an audit reveals that actual Royalty Payments with respect to any quarter were less than ninety percent (90%) of the Royalty Payments paid by ESi), to inspect ESi's facilities and audit ESi's relevant books, records and any other relevant information at ESi's offices in order to determine whether ESI is in compliance with the terms and conditions of this Agreement. ESI agrees to reasonably cooperate and provide all reasonably necessary documentation to enable FLEXI or its agent to conduct such audit, including, but not limited to, providing the Source Code, Object Code, and Executable Code of ESiModifications and ESiFinancials. Should any such audit reveal that actual Royalty Payments with respect to any quarter were less than ninety percent (90%) of the Royalty Payments paid by ESI to FLEXI for such quarter, ESI shall, in addition to paying all fees and expenses associated with the audit, remit to FLEXI the amount of the unpaid Royalty Payments or in the case two or more quarters within a four quarter period reveal that actual Royalty Payments were less than ninety percent (90%), payment of twice the amount of the unpaid Royalty Payments, and in each case interest as provided in Section 0 hereof.

     ESI Compliance with Laws. ESI agrees to comply with all applicable laws, rules and regulations in performance of its duties and obligations in connection with this Agreement.

DISTRIBUTION, MARKETING AND CLIENT SUPPORT ARRANGEMENTS

     ESI Determination of Marketing and Pricing. ESI shall retain full discretion with respect to all decisions relating to distribution and marketing of FlexiFinancials and ESiFinancials, including, without limitation, the determination to introduce or withdraw ESiFinancials or FlexiFinancials, and the terms, conditions, and pricing of ESiFinancials and FlexiFinancials. ESI shall use commercially reasonable efforts to promote ESiFinancials and FlexiFinancials. Under no circumstances shall ESI misrepresent or mislead the features and functionality of FlexiFinancials or ESiFinancials, or make any claims detrimental to FLEXI.

     ESI shall bear all costs of preparation and writing of FLEXIEnhancements
          Documentation to the extent such enhancements shall not be incorporated within the generally available version of FlexiFinancials for sublicensing to FLEXI licensees, and delivery, duplication and production of ESiFinancials, FlexiFinancials, and FlexiFinancials Documentation and ESiFinancials Documentation delivered to End Users.

     ESI shall, at its own cost, provide sales, marketing, and support staff that are sufficiently trained in relation to ESiFinancials, and for such purpose ESI shall upon payment of the then-current professional service rates send to FLEXI suitably qualified employees of ESI for on-going training by FLEXI in matters relating to FlexiFinancials, its technical support and marketing. The numbers of such employees, the times at which such employees are sent and the period for which such employees are sent to FLEXI shall be mutually agreed upon in writing. FLEXI agrees to provide the foregoing training at no additional cost to ESi up to twenty-five (25) man-days for ESi employees, provided such employees attend a regularly scheduled FLEXI training class for which FLEXI has available space for such employees.

     End User License.  Any distribution of ESiFinancials or ESiFinancials
          Documentation by ESI shall be pursuant to the terms and conditions of an End User License.

     Client Support. ESI shall provide, at a minimum, a telephone "hotline" for technical support of ESiFinancials, FlexiFinancials, and Third Party Software, if any, for End Users, which includes, among other things, problem identification, verification, and resolution, to the extent possible. Such hotline shall be available during regular business hours of ESI and shall be maintained by a trained staff on sufficient telephone lines to meet reasonably anticipated demand for service.
          ESI understands and agrees that FLEXI is not obligated to support ESI clients, except by providing support to ESI as provided in Section 0 and assistance to ESi for Early Adopter License End User Licenses as agreed upon by the parties. ESi further agrees not to deliver to any End User that is not subscribed to ESi's Maintenance or Enhancement Plan, or the like, any Maintenance Modifications or Enhancements to FlexiFinancials or ESiFinancials.

     Notwithstanding any of the foregoing, ESI shall not without the express written consent of FLEXI:

          give or make on behalf of FLEXI any other warranties, conditions, guarantees or representations or to vary or modify in any way such warranties, conditions, guarantees or representations as given or made by FLEXI, provided that ESI may itself give or make such warranties, conditions, guarantees or representations that are more favorable to End-Users upon the clear understanding that any additional liability shall be incurred solely by ESI and not by FLEXI, and ESI shall indemnify and hold FLEXI harmless from any such additional liability during and after the term of this Agreement, and such favorable terms and conditions shall terminate upon termination of this Agreement.

          reproduce, sublicense, market, distribute, sell, support or service
                   FlexiFinancials or ESiFinancials to any customer that is outside the Health Care Industry; or

          obtain FlexiFinancials for sublicensing from any person other than the FLEXI;

     Export Compliance.  Notwithstanding the laws of any other jurisdiction, to the extent that ESiFinancials or FlexiFinancials constitutes "technical data" or such other classification for purposes of the Export Control Regulations of the United States, no copy of such software may be exported or re-exported to any country that is at the time of export included in the Department of Commerce's list of countries to which exportation is restricted or prohibited unless that exportation is authorized specifically by a special license issued to ESI at ESi's own cost pursuant to the Exportation Administration Regulations of the Department of Commerce or any other United States government agency controlling the export or re-export of software.

OWNERSHIP

     Nothing herein shall be construed to assign or transfer any intellectual property rights in FlexiFinancials Code and FlexiFinancials Documentation, in which FLEXI retains all right, title, and interest subject only to the rights and license hereby granted.

     Upon ESi's payment of the Payments specified in Section 9.1 and Section
                   9.2, if applicable, and provided ESi remains current with its Royalties as provided in Section 9.3 0, ESI shall retain all right, title, and interest in the Interface and ESiModifications, except to the extent FlexiFinancials Code or Documentation is included therein. Notwithstanding the foregoing, ESI acknowledges and agrees that creation of any unauthorized modifications or enhancements or any use of ESiModifications or the Interface separate and apart from ESiFinancials or FlexiFinancials constitutes copyright infringement or other infringement of the proprietary rights of FLEXI. ESI hereby grants to FLEXI an irrevocable, worldwide and fully paid-up license in and to the Interface, ESiModifications, and ESiFinancials for the sole purpose of enabling FLEXI to support ESi and, to the extent necessary, End-Users or ESi licensees. Upon FLEXI's request, the Interface, ESiModifications, and ESiFinancials shall be recorded on or embodied in such suitable medium as mutually agreed upon by the parties, and shall be promptly delivered to FLEXI.

     ESI acknowledges and agrees that FlexiFinancials and portions of
                   ESiFinancials and the Interface constitutes confidential and proprietary information and contains trade secrets of FLEXI. Even should ESI license, distribute, market, service and support ESiFinancials and the Interface under ESi's own name, ESI agrees to attribute copyright, trade secret, and trademark ownership of FlexiFinancials, FlexiFinancials Documentation, ESiFinancials, ESiFinancials Documentation, and the Interface in a form acceptable to and approved by FLEXI, which form shall include at a minimum the information provided in Exhibit 7.3 and the following language:

                    Copyright (C) 1992-1996 FlexiInternational Software, Inc. All Rights Reserved.

                   FLEXI also agrees that portions of ESiFinancials and the Interface contain confidential and proprietary information, and contains trade secrets of ESI, and agrees to treat such information as it treats its confidential and proprietary information and trade secrets of a similar nature.

     ESI agrees that it shall not:

          alter, remove, or tamper with any trademarks, copyrights or other means of identification used on or in relation to FlexiFinancials or FlexiFinancials Documentation, including, but not limited to ESi's incorporation of FlexiFinancials into ESiFinancials and the Interface and ESiFinancials Documentation;

          use any of the trademarks, trade secrets, copyrights, or other intellectual property rights in any way that might prejudice the distinction, validity or goodwill of FLEXI; and

          acquire any rights and goodwill in the trademarks, trade secrets, copyrights, and other intellectual property rights.

     ESI further agrees that it shall:

          reproduce all trademarks, copyrights, or other means of identification used on or in relation to FlexiFinancials, the ESiFinancials, Interface, and documentation thereto;

          use the trademarks in compliance with all relevant laws and regulations;

          provide samples of ESiFinancials and the Interface, and such other materials that ESi uses of such trademarks, and use such trademarks in compliance with this Agreement.

          Failure to comply with the provisions of Section 7.4 and this Section shall constitute a material breach of this Agreement entitling Owner to terminate this Agreement or suspend ESi's use of the Trademarks, effective immediately, until such time that ESI has cured such failure and confirms in writing that ESi shall thereafter comply with this Section.

     ESI agrees that it will not claim any ownership rights in or to FlexiFinancials and FlexiFinancials Documentation and, to the extent necessary, shall, at the request and sole expense of FLEXI, execute, acknowledge, deliver or file all further acts, deeds, transfers, conveyances, assignments or assurances that FLEXI shall reasonably require to release any rights that might appear to have been acquired by ESI in FlexiFinancials, FLEXIEnhancements.

     Enforcement of Copyright. ESi agrees to promptly notify FLEXI of any infringement of any copyrights or other intellectual property rights of FLEXI in connection with or in relation to FlexiFinancials, ESiFinancials, the Interface, FlexiFinancials Documentation, and ESiFinancials Documentation. ESI shall use commercially reasonable efforts to fully enforce FLEXI's rights against infringers of its copyrights or other intellectual property rights in FlexiFinancials, ESiFinancials, the Interface, FlexiFinancials Documentation, and ESiFinancials Documentation by End Users and shall provide FLEXI reasonable assistance at its own expense in FLEXI's enforcement of its copyrights and intellectual property rights. ESI shall have materially breached this Agreement if it fails to so enforce rights against infringers within thirty (30) days after appropriate notification, if such failure results in a material loss of value in FlexiFinancials, ESiFinancials, FlexiFinancials Documentation, and ESiFinancials Documentation.

     U.S. Government Rights. ESi shall not provide ESiFinancials,
          FlexiFinancials, or Third Party Software ("Software") or Documentation to any unit or agency of the United States Government or such other government unless specified in an agreement between ESi and End User. Should ESi provide Software or Documentation to a unit or agency of the United States Government or such other government, ESi shall include any necessary provision in its contract with such unit or agency to limit the rights of the United States Government or such other government (as the case may be) in such Software or Documentation to the terms and conditions set forth in the End User License between ESi and End User. Such provision in the case of the United States Government shall note that such Software or Documentation is "commercial computer software" or "commercial computer software documentation" and that the United States Government's rights with respect to such Software or Documentation are limited by the terms and conditions of the End User License, pursuant to FAR (S)12.212(a) and/or DFARS (S)227.7202-1(a), as applicable. ESI agrees to place a legend "Restricted Rights Legend", in addition to the applicable copyright notices, on the Documentation, and on the tape and diskette labels, or on such other medium, as may be required.

     Nothing in this Agreement shall be deemed to preclude or prevent FLEXI from using in any manner it sees fit any expertise or know-how, or information embedded in the code, system design and configuration gained in the performance of this Agreement.

FLEXI LICENSE GRANT

     Scope of License.
     During the term of this Agreement and subject to the terms and conditions of this Agreement, FLEXI hereby grants to ESI the non-transferable, non-assignable licenses described herein.

          License for Internal Use. FLEXI hereby grants to ESI a non-exclusive license to:

               use FlexiFinancials (containing the FLEXIEnhancements, when available) for the internal, in-house, operations of ESI and for the processing of ESi's own financial data within the United States with the Designated Client/Server System at the Site(s) specified in Exhibit 0 upon prior written notification. Site shall mean the right to use FlexiFinancials on client workstations connected either directly or remotely to the database server(s) in combination with the application server(s) (together, "Server Site") located at each of the Site(s) as specified on the above exhibit;

               create ESiModifications with the use of the FlexiTools and separately acquired and licensed Third Party Tools enumerated in Exhibit 0 in the United States for the purpose of altering the graphical user interface(s) and adding columns to tables of FlexiFinancials or ESiFinancials for accounting and financial reporting processes within the Health Care Industry, provided such ESiModifications (w) do not infringe upon any parties' intellectual property rights,
                    (x) are only incorporated within FlexiFinancials or ESiFinancials, not used separate and apart from FlexiFinancials or ESiFinancials, and not for resale or distribution except under the terms and conditions specified by this Agreement, (y) are recorded through use of PVCS or such other computer software program, and (z) ESI does not use the FlexiTools or any know-how, knowledge or expertise derived through the use of FlexiTools, ESiFinancials or FlexiFinancials to develop competing, replacement, or substitute computer software programs to FlexiFinancials or ESiFinancials; and

               the license to use FlexiFinancials and FlexiFinancials
                    Documentation in the United States and Canada for the purpose of creating, testing, and supporting the Interface, provided the Interface (y) does not infringe upon any parties' intellectual property rights and (z) is recorded through use of PVCS or such other computer software program;

          License to Sublicense. FLEXI hereby grants to ESI
          A non-exclusive license to:

     reproduce, sublicense, market, distribute, and support FlexiTemplates, the Executable Code of FlexiFinancials and FlexiFinancials Documentation prior to Acceptance, and ESiFinancials and ESiFinancials Documentation, and the Interface in the United States and Canada solely to and for application to the accounting and financial reporting processes for the Health Care Industry;

     reproduce, sublicense, market, distribute, and support the FlexiTools enumerated in Exhibit 1.17 solely in combination with the Third Party Tools enumerated in Exhibit 8.1.1.2 for the sole purpose of altering the graphical user interface(s) and adding columns to tables of FlexiFinancials and ESiFinancials for accounting and financial reporting processes within the Health Care Industry in the United States and Canada, provided such alterations (w) do not infringe upon any parties' intellectual property rights, (x) are only incorporated within FlexiFinancials or ESiFinancials, not used separate and apart from FlexiFinancials or ESiFinancials, and not for resale or distribution by End Users, (y) are recorded through use of PVCS or such other computer software program, and (z) the use of FlexiTools or any know-how, knowledge or expertise derived through the use of FlexiTools, FlexiFinancials or ESiFinancials is not used to develop competing, replacement, or substitute computer software programs to FlexiFinancials or ESiFinancials use the FlexiTemplates, FlexiFinanicals ESiFinancials in the United States and Canada solely for training, benchmarking, testing, demonstrating, supporting, creating marketing and promotional materials, and client training on computer systems owned, leased, or otherwise controlled by ESI;

     reproduce, sublicense, market, distribute, and support the Executable Code of the Third Party Software identified in Exhibit 1.24 only in conjunction with FlexiFinancials or ESiFinancials, subject to such other terms and conditions as FLEXI and the Third Party Software Publisher have mutually agreed upon and may agree upon from time to time.

     (singly, "Non-Exclusive License," and together, "Non-Exclusive Licenses"); and
An exclusive license to:

     reproduce, sublicense, market, distribute, and support the Executable Code of ESiFinancials and FlexiFinancials and ESiFinancials Documentation and FlexiFinancials Documentation, and the Interface in the United States and Canada solely to and for application to the accounting and financial reporting processes for the Health Care entities that are currently licensees of ESI and subscribed to and are paying maintenance to ESi as provided in Exhibit 8.1.2.5; and

     reproduce, sublicense, market, distribute, and support the Executable Code of ESiFinancials, ESi Documentation, FlexiFinancials and FlexiFinancials Documentation, and the Interface in the United States and Canada solely to and for application to the accounting and financial reporting processes for the Health Care Industry, upon ESi's written notification ("Notification") to FLEXI of its exercise of its option to expand its exclusive license as provided herein and payment to FLEXI as provided in Section 9.2 on or before Acceptance or December 31, 1996, whichever comes first, or upon ESi's written notification ("Notification") to FLEXI
                         after ESi has paid to FLEXI the Minimum Exclusivity Royalty Payments for a given year, provided ESi failed to elect exclusivity as provided in Section 8.1.2.6.1;

          (singly, "Exclusive License," and together, "Exclusive Licenses").

          Trademark License. FLEXI hereby grants to ESI a non-exclusive license to use FLEXI's Trademarks in the United States and Canada on or in relation to FlexiFinancials and ESiFinancials for the purpose of licensing, sublicensing, advertising, marketing, promoting, and supporting ESiFinancials, provided use of the Trademarks are in a manner consistent with the current pre-approved form of trademarks or otherwise approved in writing.

          The license to use, for the same purposes and upon the applicable terms, including exclusivity, described in this Section 0, any subsequent updates, revisions, Maintenance Modifications, Additional FLEXIEnhancements, General Enhancements, and Extra Cost Options of FlexiFinancials, FlexiTools or Trademarks from time to time made available by FLEXI to ESi, provided in the case of ESi End Users, such End Users are subscribed to ESi's Support, Maintenance and Enhancement Plan that provides for the aforementioned.

          (together, "Licenses")

          Continuing Rights of FLEXI. Notwithstanding the Exclusive Licenses,
               FLEXI shall retain all ownership of and full rights to continue, among other things, to use, reproduce, license, market, distribute, support, service and sublicense (either directly or through a FLEXI distributor) FlexiFinancials, and FLEXI Documentation or any modifications or Enhancements thereto, including, but not limited to the Health Care Industry (except as such rights conflict the with the Exclusive Licenses granted herein), but nothing in this Agreement, including the Exclusive Licenses granted herein, shall prevent or limit FLEXI's right to enter into the following agreements (either directly or through a service provider) in respect of FlexiFinancials or any modifications or Enhancements thereto:

               a professional service agreement involving, among other things, consulting and training;

               an agreement similar to this Agreement with parties outside the
                    United States and Canada, provided ESi has not exercised its Exclusivity Option or ESi failed to agree with FLEXI on the terms and conditions of an agreement within fifteen (15) days of FLEXI's notification of FLEXI's desire or intention to seek, or enter into discussions or enter into such similar agreement;

               a license agreement with a FLEXI End User that is either an affiliate of a present or future client of FLEXI ("FLEXI Client") or said license is made in connection with a license or series of licenses of FlexiFinancials to said client of FLEXI and the sole motive of FLEXI for entering into the license agreement is not to license FlexiFinancials to the FLEXI End-User in violation of the Exclusive License(s) and such other ancillary agreements in support of the license agreement, provided FLEXI shall obtain ESi's consent, which consent shall not be unreasonably withheld nor require additional compensation, when an affiliate represents more than twenty-five percent (25%) of the consolidated FLEXI Client's gross revenue; or
          a worldwide license agreement in respect of FlexiFinancials where the sole motive of FLEXI for entering into the license agreement is not to license FlexiFinancials to an End User in United States or Canada, and such other ancillary agreements in support of the license agreement, provided FLEXI shall obtain ESi's consent, which consent shall not be unreasonably withheld nor require additional compensation, when the prospective licensee's US and Canadian operations represent more than twenty-five percent (25%) of the consolidated prospective licensee's gross revenue or and ESI shall not be entitled to make any claim or seek any compensation in respect of any such agreements for any version of FlexiFinancials.

     Competing Products.

          Provided the Licenses are in effect: ESI shall not promote any the financial accounting software programs of any software products that compete with FlexiFinancials, except ESi may promote the following two products which may be considered to be competitive with FlexiFinancials, ESiFinancials and Third Party Software to be marketed by ESi hereunder, (y) its own proprietary Btrieve File System based accounts payable software program, provided the features and functionality of the such software program shall be substantially similar to the current features and functionality of such program and as such programs are enhanced for its current intended use, but in no event shall such programs be client server enabled, and (z) its own proprietary client server windows based invoicing matching program (as such program is commonly known in the industry as of the Effective Date of this Agreement), and, in both instances (y) and (z), ESi's proprietary software shall not include any programs acquired through, but not limited to, the purchase of another entity's programs, or the sale of or merger with another entity; and

          Provided the Exclusive Licenses are in effect, FLEXI shall not enter into any agreement to allow promotion and marketing of FlexiFinanicals in the Health Care Industry to any entity other than ESI as named herein, except as provided in Section 8.2 of this Section.

          Notwithstanding any provisions in this Agreement, FLEXI agrees not to market or solicit FlexiFinancials to those entities enumerated in
               Exhibit 8.1.2.5, enter into an agreement similar to this Agreement with any entity identified in Exhibit 8.3.2, nor promote a materials management computer software program (as such program is commonly known in the industry as of the Effective Date of this Agreement) in the Health Care Industry.

     Except for the rights granted herein to ESI, no right or license is granted under this Agreement by implication or otherwise.

PAYMENTS AND ROYALTIES
In consideration for the Licenses granted under this Agreement, ESI agrees to make the following payments to FLEXI.

     Payments. ESI shall pay FLEXI Five-Hundred-Thousand Dollars ($500,000) non-refundable cash payment, except as provided in Section 3.1.2. Such payment shall be in accordance with the schedule in Exhibit 0.

     Exclusivity Payment. Upon ESi's election to expand its license grant as provided in Section 8.1.2.6, in addition to the payment made pursuant to Section 0 hereof, ESI shall make a one-time non-refundable cash payment of Two-Hundred-Thousand Dollars ($200,000) to FLEXI as provided in Exhibit 9.2.

     Royalty Payments. Upon execution of this Agreement, ESI shall make payments ("Royalty Payments") to FLEXI equal to the applicable percentage specified in Exhibit 9.3 ("Royalty Rate") multiplied by the License-Related Gross Revenues. As used herein, the term License-Related Gross Revenues shall mean the cumulative amount of all ESI executed licenses for ESiFinancials and/or FlexiFinancials from the date hereof respecting any and all licenses of ESiFinancials and FlexiFinancials (exclusive of implementation, consulting, support, education, maintenance, enhancements, and Third Party Software).

     Royalty Payments shall be paid in accordance with the Schedule enumerated in Exhibit 9.4 and shall commence no later than the 15th day of each month immediately after the execution by each End User of the End User License, but in no event shall Royalty Payments for an End User License be paid to FLEXI later than six (6) months after execution of each End User License. Such Royalty Payments shall be reduced by the cumulative Non-Refundable Quarterly Payments made pursuant to Section
          9.5. ESi may withhold a portion of the Royalty Payment associated with an End User License if ESi demonstrates in good faith that FlexiFinancials contains a material Error substantially precluding the End User from substantially using FlexiFinancials or ESiFinancials and FLEXI reproduces such error and fails to correct such error as provided in Section 4.3. Upon FLEXI's correction of the material Error, ESi shall promptly pay to FLEXI that portion of the Royalty Payment withheld.

     Non-Refundable Scheduled Quarterly Royalty Payments. To the extent the Non-
          Refundable Scheduled Quarterly Royalty Payments as provided in Exhibit 9.5a (or as adjusted due to a buy down of the Royalty Rate as provided in Exhibit 9.5b), exceed the aggregate actual royalty payments paid to FLEXI for such quarter, ESi shall make a non-refundable payment to FLEXI of the difference ("Non-Refundable Quarterly Payment") on or before the tenth (10th) day of the month following the end of the quarter. At the end of each quarter, to the extent the cumulative royalty payments paid to FLEXI exceed the corresponding cumulative Non-Refundable Scheduled Quarterly Royalty Payments as provided in
          Exhibit 9.5a or Exhibit 9.5b, the difference shall be credited toward the next quarter's Non-Refundable Scheduled Quarterly Royalty Payments, and each quarter thereafter until such credit is exhausted. Non-Refundable Scheduled Quarterly Royalty Payments shall cease upon ESi's payment to FLEXI of $2,000,000 as provided in Exhibit 9.5a or such other amount as reflected in the applicable tables in Exhibit 9.5b.

     Minimum Royalty Payment per End User License.  ESI agrees that the minimum
          Royalty Payment in connection with an End User License shall not be less than Royalty Rate specified in Exhibit 9.3 of (i) the then-current ESI suggested retail price for ESiFinancials as specified in
          Exhibit 9.6a and modified by ESi from time-to-time multiplied by discounted rate specified in such exhibit ("Discounted Rate") or (ii) the actual license fee for the End User, whichever is greater. In the case of the Third Party Software specified in Exhibit 1.7, ESI agrees to pay FLEXI the Royalty Payments enumerated in Exhibit 9.6b.

     ESI further agrees to act in good faith towards FLEXI with respect to the Royalty Payments and shall not intentionally take any action with respect to the pricing of ESiFinancials to End Users where a motivation of such action is to reduce the amount of the Royalty Payments owing by ESI to FLEXI hereunder, including, but not limited to, disproportionately discounting or decreasing the suggested retail prices of ESiFinancials vis-a-vis ESI license fees or suggested retail prices for other products and services or disproportionately increasing ESI suggested retail prices for other products and services of ESI vis-a-vis the ESiFinancials or FlexiFinancials.

     Minimum Royalty Payment. Upon Acceptance, the minimum annual Royalty
          Payments from ESI to FLEXI for ESiFinancials or FlexiFinancials shall be as provided in Exhibit 9.8

          ("Minimum Royalty Payment"). Minimum Royalty Payments shall cease upon ESi's payment to FLEXI of the actual cumulative Royalty Payments as provided in such Exhibit 9.8.

     Minimum Exclusivity Royalty Payment. Upon ESi's exclusivity Notification as provided in Section 8.1.2.6, the Minimum Royalty Payment in order to maintain the Exclusive Licenses for ESiFinancials shall be as provided in Exhibit 9.9 ("Minimum Exclusivity Royalty Payments"). In the event ESI fails to pay to FLEXI during the course of the applicable period the Minimum Exclusivity Royalty Payment, ESI may pay to FLEXI on the fifteenth (15th) day after each anniversary following Notification the difference between the Minimum Exclusivity Royalty Payments and the actual Royalty Payments and the Non-Refundable Quarterly Payment, if any, to maintain the Exclusive Licenses granted herein or, notwithstanding any other provision in this Agreement, such Exclusive Licenses shall become non-exclusive for the remaining Term of this Agreement or any renewals thereto.

     Support and Maintenance Fees and Enhancement Fees.

          Support and Maintenance Fees. ESI shall pay FLEXI an annual cumulative support fee and renewal support fees corresponding to each End User License equal to (i) 2-1/2% of the total cumulative License-Related Gross Revenue for such End User License ("Base Support and Maintenance Fee") or (ii) the Base Support and Maintenance Fee plus any pro rata increase in ESi's actual support and maintenance fee to such End User, whichever is greater ("Support and Maintenance Fee"). On the fifteenth (15th) day of each month following the sixtieth (60th) day after ESi and an End User sign an End User License ("Anniversary Date") and every month thereafter, ESi shall pay FLEXI the Support Fee pro-rated monthly. The maximum Support Fee for all End User Licenses in any given month shall be $5,000.

               ESi may withhold the Support and Maintenance Fee of an End User if ESi demonstrates in good faith that FlexiFinancials contains a material Error substantially precluding the End User from substantially using FlexiFinancials or ESiFinancials and FLEXI reproduces such error and fails to correct such error as provided in Section 4.3. Upon FLEXI's correction of the material Error, ESi shall promptly pay to FLEXI that portion of the Support and Maintenance Fee withheld.

          Enhancement Fees. ESI also agrees that on the fifteenth (15th) day of each month following the first and each subsequent Anniversary Date to pay FLEXI an Enhancement Fee equal to (i) 5% of the total License-Related Gross Revenue ("Base Enhancement Fee") or (ii) the Base Enhancement Fee plus any pro rata increase in ESi's actual enhancement fee to an End User, whichever is greater ("Enhancement Fee").

          Termination of Support and Maintenance Fees, and Enhancement Fees;
               Reinstatement Fees. Should an End User terminate its participation in the ESi Maintenance Plan or cease to pay ESi
               ESi Support and Maintenance Fees, and ESi Enhancement Fees (except as provided in Section 9.10.1.1), ESi shall cease to provide such End User support, maintenance, and enhancements. In such event, FLEXI is not obligated to provide support, maintenance, and enhancements to ESi on behalf of such End User and ESi shall not be obligated to pay FLEXI Support and Maintenance Fees, and Enhancement Fees for such End User. In the event such End User resumes participation in ESi's support and maintenance plan, and/or enhancement plan, ESi shall pay to FLEXI a reinstatement fee equal to the same pro rata reinstatement charge, if any, such End User pays to

               ESi to resume participation in ESi's support and maintenance plan, and/or enhancement plan.

          Third Party Fees. ESi also agrees to pay FLEXI a Support and Maintenance Fee and an Enhancement Fee for Third Party Software as specified in Exhibit 9.10.3.

          ESI further agrees to act in good faith towards FLEXI with respect to the above fees and shall not intentionally take any action with respect to the pricing of such enhancements, maintenance and support to End Users where a motivation of such action is to reduce the amount of the payments owing by ESI to FLEXI hereunder, including, but not limited to, disproportionately discounting or decreasing the suggested retail prices of such enhancement, maintenance and support vis-a-vis ESI fees or suggested retail prices for other products and services or disproportionately increasing ESI suggested retail prices for other products' maintenance and support of ESI vis-a-vis the FlexiFinancials or ESiFinancials maintenance and support fees.

     Taxes. ESI agrees to pay to FLEXI or make direct payments of the amount of any sales, excise or similar taxes other than income, or franchise tax payable by FLEXI which applicable law requires FLEXI to (i) collect from ESI in connection with the Licenses and support and maintenance of such Licenses, and (ii) pay to the applicable taxing authority.

     No Royalties for Demonstration, Evaluation or Educational Use. No royalties shall be payable to FLEXI for ESi's demonstration of ESiFinancials or FlexiFinancials by ESi or use in educational and training activities conducted by ESi for End Users or prospective End Users who ESi is engaged in soliciting or licensing ESiFinancials or FlexiFinancials. Under limited circumstances, but for no more than three (3) End Users prior to Acceptance without the consent of FLEXI and in the case of more than three
               (3) End Users prior to Acceptance with the consent of FLEXI, which consent shall not be unreasonably withheld, ESi may provide FlexiFinancials for "Evaluation Use" for an End User who has executed an Evaluation License Agreement. "Evaluation Use" in excess of three (3) months shall subject the license to a Royalty Payment equivalent to the amount that would be due and owing if the End User had licensed FlexiFinanicals.

     No Right of Off-set. ESI shall not have the right to set-off any amounts claimed to be owed by FLEXI to ESI hereunder against any Payments or Royalty Payments provided in this Section unless, and only to the extent that, ESI obtains an enforceable judgment against FLEXI or unless ordered or allowed by a court of competent jurisdiction.

WARRANTIES OF FLEXI

     Ownership; Right to License. FLEXI represents and warrants to ESI that FLEXI has the authority to grant all Licenses granted herein.

     FLEXI warrants that as of the day and year first written above that it is not aware of any pending or threatened legal action challenging FLEXI's authority to perform its obligations hereunder, nor is FLEXI aware of any claim that FlexiFinancials violates or infringes any copyright, patent, or other intellectual property rights of a third party.

     Diligence; Conformity to Specifications. FLEXI represents and warrants to ESI that FlexiFinancials delivered hereunder has been or shall be prepared by FLEXI with due diligence and skill, and during the term of this Agreement, FlexiFinancials and FlexiTools shall conform in all material respects to the applicable documentation. FLEXI does not represent, warrant or undertake that FlexiFinancials, including any future versions of FlexiFinancials, nor FlexiTools, including any future versions of the FlexiTools, is free from errors, omissions or inconsistencies that may prevent it or certain features from operating as described in the FLEXIDocumentation or as intended and whether alone or in conjunction with certain hardware configurations, operating systems or other software, or will perform in an acceptable manner on any given hardware under any given operating system (whether or not recommended as a sufficient configuration in the Documentation or on the packaging).

     Pre-Release Software.  To the extent ESI receives a pre-release
          FlexiFinancials module, ESI understands that such module is not at the level of performance and compatibility of the final, generally available release product offering and is designated as pre-release code ("Beta Release"). It is understood that a Beta Release is not intended for production use and, therefore, is provided without any warranty of any kind and is distributed on an "AS IS" basis.

     The extent of FLEXI's liability under this warranty, TO THE EXCLUSION OF
          ALL OTHER REMEDIES IN CONTRACT, TORT, OR OTHERWISE, shall be limited to the correction or replacement of any defective item(s) in the physical media on which FLEXI delivers FlexiFinancials, Additional FLEXIEnhancements, and FlexiFinancials Documentation and, in the case of FlexiFinancials, shall be limited to Error Correction Services which FLEXI determines to be necessary at FLEXI's own cost and expense ("Warranty Correction Services"), provided, in both instances, written notice of any defective item(s) or Error is given to FLEXI during the warranty period and reduced to a writing in sufficient detail for FLEXI to reproduce the defective item. FLEXI shall provide commercially reasonable Warranty Correction Services consistent with FLEXI's Maintenance Plan and Error Correction Services as provided in
          Section 4.2 and Section 4.3, respectively, during FLEXI's regular business hours, excluding holidays.

     This warranty is invalidated and shall not apply if: (w) FlexiFinancials and FlexiTools shall not be used in accordance with FLEXI's instructions as evidenced in writing in the current user documentation and other materials provided by Flexi; (x) FlexiFinancials (except as authorized pursuant to Section 8.1.1.2) or FlexiTools is altered, modified, translated, or reverse engineered; (y) any of ESi's equipment shall malfunction; or (z) any other cause within the control of ESI shall result in a feature or function of FlexiFinancials, and FlexiTools becoming inoperative.

     THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR
          IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE SOFTWARE, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

INDEMNIFICATION

     Infringement of Intellectual Property Rights. FLEXI hereby agrees to indemnify and defend ESI and its respective directors, officers, employees, representatives and agents against all claims losses, liabilities, damages, costs or expenses that FlexiFinancials and FlexiTools infringes against any U.S. or Canadian copyright, servicemark, trademark, trade name, or allegations that FLEXI has misappropriated trade secrets of a third party (excluding ESi and subsidiaries), and FLEXI will pay all costs, damages, and reasonable attorney fees finally awarded by a court of competent jurisdiction arising from or in connection with any such claim, provided, however, that said indemnification shall not apply to: (i) the use of a superseded or altered version of FlexiFinancials and FlexiTools if such infringement would have been reasonably avoided by use of the latest release of FlexiFinancials and FlexiTools; (ii) any such claims, losses, liabilities, damages, costs or expenses to the extent caused by any changes, modifications, to FlexiFinancials and FlexiTools by ESi or End Users; or (iii) any actions of ESI in violation of this Agreement.

     FLEXI shall have no obligation to defend ESI, or to pay any such costs, damages, and attorney fees for any claim based upon the combination, operation, or use of FlexiFinancials or FlexiTools with any programs or data not supplied by FLEXI if such infringement would have been avoided by the combination, operation, or use of FlexiFinancials without such particular programs or data.

     In the event that FlexiFinancials or FlexiTools, or part thereof, as furnished under this Agreement and used within the scope of the Licenses hereunder is held in such a suit or proceeding to infringe a third party's proprietary right, and the use of FlexiFinancials or FlexiTools, or part thereof, is enjoined, FLEXI may, at its sole option: (y) procure for ESI the right to continue to use the Licenses granted hereunder; or (z) replace or modify FlexiFinancials or FlexiTools with non-infringing software. If FLEXI determines in its own discretion that neither of the foregoing options is commercially practicable, and only in the event that use of FlexiFinancials or FlexiTools, or part thereof, is determined in an administrative proceeding or by a court to actually infringe upon a third party's proprietary rights, or that in connection with a settlement of such claim, FLEXI shall cease to distribute FlexiFinancials or FlexiTools, or part thereof, FLEXI may terminate the Licenses, or part thereof, for FlexiFinancials or FlexiTools. Notwithstanding any other provision in this Agreement, upon such termination, FLEXI's maximum liability shall be no more than the amortized amount of the Royalty Payment received by FLEXI corresponding to the terminated End User License(s), or part thereof, based upon straight line amortization over a period of five (5) years. Sections 11.1 and 11.2 and 11.3 states the entire liability of FLEXI with respect to infringements of any patents, copyrights, trade secrets or other proprietary rights by FlexiFinancials or FlexiTools, or any part thereof.

     ESI hereby agrees to indemnify, defend and hold harmless FLEXI and its respective directors, officers, employees, representatives and agents from and against any and all claims, losses, liabilities, damages, costs or expenses which FLEXI may at any time suffer, incur or be required to pay by reason of any claim, action, suit or proceeding that may be made or instituted against FLEXI and its respective directors, officers, employees, distributors, representatives or agents for damages or other relief based upon any breach of any obligation of ESi under this Agreement or actual or alleged violation or infringement of any, U.S. or Canadian trademark, servicemark, trade name, copyright or allegations that ESi has misappropriated trade secrets of a third party due to any changes, modifications, or FLEXIEnhancements (to the extent FLEXI adhered to ESi's written specifications or other written instructions, if any), ESiModifications to FlexiFinancials, the Interface, and/or ESiFinancials.

     Conditions to Indemnification. The foregoing indemnities are conditioned on
          (1) prompt written notice of any claim or proceeding subject to indemnity; (2) reasonable cooperation by the indemnified party in the defense and settlement of such claim at the expense of the indemnifying party; and (3) prior written approval by the indemnifying party of any settlement, which approval shall not be unreasonably withheld.

     To the extent indemnified party delays notifying the indemnifying party of any demand, suit, claim or judgment, or adversely affects indemnifying party's ability to defend, settle, compromise or appeal any demand, suit, claim or judgment, the indemnifying party's obligation to indemnify Licensee shall be reduced accordingly.

     Notwithstanding the foregoing, indemnified party may participate in the defense or appeal of any such demand, suit, claim, or judgment should the indemnified party choose to participate, at its own expense (such expense not being indemnified by indemnifying party) and with attorneys of its own choice, provided, however, indemnifying party shall have sole control and authority with respect to any such defense, compromise, settlement, appeal or similar action.

CONFIDENTIAL INFORMATION; NON-SOLICITATION

     Confidential Information. This Agreement incorporates by reference the Confidentiality and Non-Disclosure Agreement executed by and between Enterprise Systems, Inc. and FlexiInternational Software, Inc. dated as of July 21, 1995. All confidential information exchanged between the parties during the term of this Agreement shall be governed by such Confidentiality and Non-Disclosure Agreement. This paragraph shall survive termination of this Agreement.

     Confidentiality of Terms. Neither FLEXI nor ESI shall, without written authorization from the other party, disclose to any third party the terms and conditions of this Agreement except as may be necessary to establish or assert rights hereunder or as required by law; provided, however, that either party may, on a confidential basis, disclose this Agreement to its accountants, attorneys, and financing organizations.

     Press Release. FLEXI and ESI agree that within ten (10) days after execution of this Agreement, the parties shall have prepared a mutually agreeable joint press release announcing the relationship between the parties.

     Non-Solicitation. The parties agree that neither it nor its subsidiaries shall directly or indirectly solicit for employment, employ, or otherwise retain employees of the other during the term of this Agreement and for a period of one (1) year thereafter without the express written consent of the other party.

FREEDOM OF INDEPENDENT DEVELOPMENT

     Nothing in this Agreement shall be construed as prohibiting or restricting either party from independently developing or acquiring and marketing materials or programs that are competitive with each others product lines, except as otherwise expressly provided herein. Neither party has any expectation nor has received any assurances that the business relationship established by this Agreement will continue beyond the stated term of this Agreement, nor that either party has any expectation of any anticipated amount of profits by virtue of this Agreement.

     Nothing in this Agreement shall be construed to constitute or create a joint venture, partnership, or formal business organization of any kind and the rights and obligations of each party shall be only those expressly set forth herein. Neither party shall have authority to bind the other, and neither party assumes any liabilities of the other party.

TERM AND TERMINATION

     Basic Term and Renewals. This Agreement shall be effective on the date first above written and shall remain in force until the fourth anniversary from the date of Acceptance (or as such term may be extended as specified herein), unless sooner terminated as provided below.

          This Agreement shall automatically renew without the Exclusive
               Licenses for an additional year and successive one year terms with no Minimum Royalty Payment as provided in Section 9.8, provided ESi is current with all its obligations to FLEXI, and ESi has not materially breached this Agreement.

          This Agreement shall automatically renew with the Exclusive Licenses for an additional year and successive one year terms, provided the Exclusive Licenses were in effect for the previous year, ESi is current with all its obligations to FLEXI, and ESi has not materially breached this Agreement and, provided further, ESi paid to FLEXI $2,000,000 in actual Royalty Payments for the previous year or at the end of the such year ESi paid the difference between $2,000,000 and the actual Royalty Payments for such year as provided in Section 9.9.

     Discretionary Termination. ESI and FLEXI may agree in writing at any time to terminate this Agreement.

     Termination by ESI for FLEXI Material Breach. ESI may at its own discretion terminate this Agreement in writing upon FLEXI's breach of any of its material obligations hereunder, which obligations are not cured within ninety (90) days after delivery thereof.

     Termination by Flexi for ESI PAYMENT DEFAULT. If ESI fails to pay any sum due to FLEXI in full by the due date thereof and fails to cure any such payment default within thirty (30) days after receiving written notice of such default from FLEXI, FLEXI shall be entitled (without prejudice to any other right or remedy it may have) to treat the non-payment as a breach of this Agreement entitling FLEXI to terminate the Agreement.

     Termination by FLEXI for ESI Material Breach. FLEXI shall have the right to furnish notice of termination of this Agreement in the event of a material and continuing breach by ESI of its obligations hereunder. Written notice to such effect identifying the breach upon which notice of termination is based shall be furnished to ESI and shall become effective ninety (90) days after delivery thereof unless ESI shall have cured the breach during such 90-day period. Curing of such breach shall render the notice void.

     Termination for Cessation of Business. Either FLEXI or ESI may terminate this Agreement if the other party ceases conducting business in the normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets or avails itself of or becomes subject to any proceeding under the Federal Bankruptcy Code or any other statute of any state relating to insolvency or the protection of rights of creditors.

     Continuing Rights and Obligations. In the event of the termination of this Agreement for any reason, the provisions of this Section, and those other Sections or provisions of this Agreement which by their nature are intended to extend beyond the term of this Agreement, shall remain in full force and effect. Provided ESI makes all payments pursuant to Section O and the Agreement was not terminated pursuant to Section O, ESI shall have a license to continue to reproduce, sublicense, market, distribute, support and service ESiFinancials in connection with ESi's obligations to fulfill certain reasonable number of orders received prior to the effective date of termination of this Agreement. ESI shall have a license to continue to support clients in connection with the fulfillment of ESi's obligations under orders received during the term of the Agreement, provided ESI pays FLEXI the Support Fees provided in Section 9.10.1. Except to the extent the Licenses remain in force as provided in the foregoing sentence and except as provided elsewhere in this Agreement, upon any termination of this Agreement, all Licenses shall terminate (except End User Licenses granted to End Users by ESi entered into prior to termination) and the parties shall promptly destroy or return all copies of Confidential Information received hereunder, but may retain one copy of such information, provided such copy is retained with corporate counsel for archival purposes in case of a subsequent dispute between the parties.

REMEDIES

     Except as provided in Section 15.8, in the event that FLEXI violates the provisions of Sections 11 or O hereof, there shall be no limit on FLEXI's liability for the amount of monetary damages owed to ESI.

     Except as provided in Section 15.8, with respect to all other violations of this Agreement by FLEXI not described in Section 15.1, should a court of competent jurisdiction award monetary damages, FLEXI's liability for such damages to ESI shall be limited to the amount of any Royalty Payments theretofore paid by ESI to FLEXI for the previous twelve months. ESI agrees to waive any further recovery of damages in excess of the limit established pursuant to this Agreement.

     In the event that ESI violates the provisions of Section O or such other sections that require ESi to make payments to FLEXI, in addition to all other remedies, FLEXI may

            Cancel or suspend all services and any further delivery of
                   FlexiFinancials and ESiFinancials, and any other deliverables; and/or

            Charge ESI interest on the outstanding balance due from time to time at the rate of one and one-half percent (1%) per month or the maximum lawful amount, whichever is less, compounded with interest on the last day of each calendar month.

     Except as provided in Section 15.8, in the event ESi violates the provisions of Sections 8.1.1 and 8.1.2 hereof, ESi's liability for such violation shall be limited to an amount equal to the License-Related Gross Revenues and Maintenance and Support Fees and such other fees received by ESi as a result of such violation, or an amount equal to the license fee revenues and maintenance and support fees or such other fees, e.g., Royalty Payments and Maintenance and Support Fees, whichever is greater, FLEXI would have received but for ESi's violation of such section(s), whichever is greater, and interest on the amounts from the date of each violation until paid at the rate of one and one-half percent (1%) per month or the maximum lawful amount, whichever is less, compounded with interest on the last day of each calendar month.

     Except as provided in Section 15.8, in the event ESi violates the provisions of Section 11 and Section 12 hereof, there shall be no limit on ESi's liability for the amount of monetary damages owed to FLEXI.

     Except as provided in Section 15.8, with respect to all other violations of this Agreement by ESI not described in Section O, 15.3, and 15.4 there shall be no limit on ESi's liability for the amount of monetary damages owed to FLEXI and should such liability be the result of an infringement upon FLEXI's intellectual property rights subsequent to a sale of shares, sale of assets, merger, consolidation or similar transaction where control of ESI or its assets is transferred to a competitor of FLEXI by such competitor, such damages shall be multiplied by three. Nothing in this provision shall waive any right to obtain such damages for any other violations.

     In the event that any party hereto shall default in the performance of any of said party's obligations hereunder, in addition to any and all other rights or remedies which a non-defaulting party hereto may have against said defaulting party, said defaulting party shall be liable to the non-defaulting party for all court costs and reasonable attorneys' fees incurred by the non-defaulting party in connection with the enforcement of said non-defaulting party's rights and remedies against said defaulting party.

     Notwithstanding any of the foregoing, under no circumstances shall either party be liable to the other party for any loss of profits or any incidental, special, exemplary punitive, indirect, or consequential damages, even if advised of the possibility of such matters.

     The parties agree that neither party shall be required to post any bond or similar payment in any proceedings wherein an injunction or similar relief is being sought by a party to enforce any of its rights or remedies hereunder.

ARBITRATION

     All disputes and claims arising under or in connection with this Agreement
            (except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm) shall be submitted to the American Arbitration Association under and in accordance with its then-prevailing commercial arbitration rules, to the extent such rules do not conflict with this Agreement. The Arbitration will be governed by the laws of the State of Connecticut and held in the county of the charging party; in the case of ESi, Cook County Illinois, and in the case of FLEXI, Fairfield County,

          Connecticut. The award rendered, if any, by the arbitrator shall be final and binding upon the parties and any judgment may be entered in any court having jurisdiction.

NOTICES

     Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth below for the intended party during normal business hours at such address, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of the parties set forth below with telephone confirmation of receipt or when sent by recognized overnight courier or by U.S. registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     (i)  If to ESI, to:                    (ii)  If to FLEXI, to:

     Enterprise                             FlexiInternational Software, Inc.
     Systems, Inc.                          Two Enterprise Drive
     1400 South Wolf Road                   Shelton, Connecticut  06484
     Wheeling, IL 60090-6524                Attention: Chief Exective Officer
     Attention: Chief Executive Officer     with Copy to Vice President, Legal
     with Copy to Chief Financial Officer   Affairs
     Facsimile:  (847) 537-4866             Facsimile: (203) 925-3044
     Confirm:  (847) 537-4800               Confirm:  (203) 925-3040

     Notices shall be given to such other addressee or address or both, or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other party hereto. Each notice, request, demand, approval or other communication which is sent in accordance with this Section shall be deemed given and received for all purposes of this Agreement as of two (2) business days after the date of deposit thereof for mailing in a duly constituted U.S. post office or branch thereof, one (1) business day after deposit with a recognized overnight courier service or upon confirmation of receipt of any facsimile transmission. Notice given to a party hereto by any other method shall only be deemed to be given and received when actually received in writing by such party.

GENERAL

     Entire Agreement. The provisions herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, and all other communications relating to the subject matter hereof. No amendment or modification of any provision of this Agreement will be effective unless set forth in a document that purports to amend this Agreement and is executed by both parties.

     Waiver. No waiver by either of the parties to this Agreement of any condition, term or provision hereof shall be valid unless set forth in an instrument in writing signed on behalf of such party, and no such waiver shall be deemed a waiver of any preceding or subsequent breach of the same of any other condition, term or provision of this Agreement.

     No Assignment. Neither party shall without the prior written consent of the other party assign or transfer this Agreement, except by merger, reorganization, consolidation or sale of all or substantially all of the party's assets; provided in the case of ESI:

          In the event of an official announcement that ESi shall engage in a "Transaction" with a business entity (or an affiliate of such business entity) that is primarily engaged in the Health Care Industry that elects to terminate this Agreement, or a competitor of FLEXI enumerated in Exhibit 18.3.1a, the Licenses shall immediately terminate upon closing and ESi or its successor or assign shall pay to FLEXI at the closing of the Transaction the amount specified in Exhibit

               18.3.1b. In the event ESi enters into any discussions involving the exchange of information with a direct competitor of FLEXI in contemplation of a Transaction or otherwise, ESi shall not disclose any FLEXI Confidential and Proprietary Information.

          In the event of an official announcement that ESi shall engage in a "Transaction" with a business entity (or an affiliate of such business entity) that is not a competitor of FLEXI and primarily engaged in the Health Care Industry, who elects to accept assignment of this Agreement within thirty (30) days after the announcement of the Transaction, the Licenses shall remain in effect without the prior written consent of FLEXI, provided upon prompt written notice and written assumption thereof by the assignee to FLEXI, assign this Agreement in its entirety, provided further, ESi is current with all its obligations under this Agreement and continues to remain obligated hereunder.
          provided in the case of FLEXI,

          In the event of an official announcement that FLEXI shall engage in a "Transaction" with a business entity (or an affiliate of such business entity) that is a competitor of ESi as specified in
               Exhibit 8.3, ESi may terminate this Agreement. In the event FLEXI enters into any discussions involving the exchange of information with a direct competitor of ESi in contemplation of a Transaction or otherwise, FLEXI shall not disclose any ESi Confidential and Proprietary Information.

          For purposes of this Section, "Transaction" shall mean ESi or FLEXI merges, reorganizes, consolidates, or sells all or substantially all of its respective assets, or engages in a similar transaction where control of ESi or FLEXI or its respective assets are assigned by virtue of such transaction.

          Assignment. Notwithstanding the foregoing, FLEXI reserves the right to assign payment under this Agreement or grant a security interest in this Agreement or such payment right to any third party without requiring that such third party be liable for the obligations of FLEXI under this Agreement.

     Force Majeure. Neither party shall be held liable for failure to fulfill its obligations hereunder if such failure is due to a natural calamity, act of government, or other cause beyond the control of such party.

     Days. Should the date on which any payment or other performance of either of the parties hereto is due fall on a date that is a Saturday, Sunday or legal holiday (recognized as such by the Federal Government) or such other holiday recognized by one of the parties (together, "Holiday"), then payment or performance shall not be due until the next day which is not a Saturday, Sunday or Holiday.

     Governing Law. The validity, construction, and performance of this Agreement shall be governed by the substantive law of the State of Connecticut.

     Consent to Jurisdiction. ESI hereby consents to the jurisdiction of any Federal or state court located in the State of Connecticut in connection with any action or lawsuit instituted by FLEXI against ESI to enforce any provision of this Agreement. FLEXI hereby consents to the jurisdiction of any Federal or state court located in the State of Illinois in connection with any action or lawsuit instituted by ESI against FLEXI to enforce any provision of this Agreement. Notwithstanding the foregoing, neither ESI nor FLEXI shall be prohibited from instituting actions against the other in any other court having jurisdiction over the parties.

     Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of the Agreement will remain in full force and effect.

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

     Rights Outside of Agreement. Nothing contained in this Agreement shall be construed as limiting rights that the parties may enjoy outside the scope of the licenses granted and the obligations and restrictions set forth or treated herein.

     Captions. The captions and headings contained in this Agreement and in the Exhibits attached hereto are for reference purposes only and are not to be construed as part of the agreements between the parties.

     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS THEREOF, the parties have caused this Agreement to be signed below by their duly authorized representatives:
FLEXIINTERNATIONAL SOFTWARE, INC.      ENTERPRISE SYSTEMS, INC.

BY:  /s/  Stefan Bothe                 BY:  Joseph E. Carey, President

Date:  _      3/27/96                  Date:     March 22, 1996

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